GALEY & LORD, INC.


                                  $300,000,000


                    9 1/8% SENIOR SUBORDINATED NOTES DUE 2008


                             NOTE PURCHASE AGREEMENT


                                FEBRUARY 19, 1998




First Union Capital Markets
301 South College Street, TW-10
Charlotte, NC 28288-0606

Ladies and Gentlemen:

                  Galey & Lord, Inc., a Delaware corporation (the "Company"), proposes to issue and sell (the "Initial Placement") to First Union Capital Markets, a division of Wheat First Securities, Inc. (the "Initial Purchaser"), $300,000,000 principal amount of its 9 1/8% Senior Subordinated Notes Due 2008 (the "Notes"). The Notes will be unconditionally guaranteed (the "Note Guarantees"), on an unsecured senior subordinated basis, by Galey & Lord Industries, Inc., a Delaware corporation ("Industries"), G&L Service Company, North America, Inc., a Delaware corporation ("Service Company"), Swift Textiles, Inc., a Delaware corporation ("Textiles"), and Swift Denim Services, Inc., a Delaware corporation ("Swift Denim") (collectively, the "Guarantors"). The Notes and the Note Guarantees are to be issued under an indenture (the "Indenture") to be dated as of the Closing Date (as defined below) among the Company, the Guarantors and SunTrust Bank, Atlanta, as trustee (the "Trustee"). This Agreement, the registration rights agreement, to be dated the Closing Date, between the Initial Purchaser and the Company (the "Registration Rights Agreement"), the Notes, the Note Guarantees and the Indenture are hereinafter collectively referred to as the "Transaction Documents" and the transactions contemplated therein the "Transactions."

                  The sale of the Notes to the Initial Purchaser will be made without registration of the Notes under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon certain exemptions from the registration requirements of the Securities Act. You have advised the Company that you will offer and sell the Notes purchased by you hereunder in accordance with Section 4 hereof as soon as you deem advisable.

                  In connection with the sale of the Notes, the Company and the Guarantors have prepared a preliminary offering memorandum, dated February 2, 1998 (the "Preliminary

Memorandum"), and a final offering memorandum, dated February 19, 1998 (the "Final Memorandum"). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company, the Guarantors and the Transaction Documents. Each of the Company and the Guarantors hereby confirms that it has authorized the use of the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Notes by the Initial Purchaser. Unless stated to the contrary, all references herein to the Final Memorandum are to the Final Memorandum at the Execution Time (as defined below) and are not meant to include any amendment or supplement, or any information incorporated by reference therein, subsequent to the Execution Time.

                  Capitalized terms used herein but not defined have the meaning ascribed to them in the Indenture.

                  1. Representations and Warranties. The Company and the Guarantors jointly and severally represent and warrant to the Initial Purchaser the following:

                  (a) The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Final Memorandum, at the date hereof, does not and at the Closing Date will not (and any amendment or supplement thereto, at the date thereof and at the Closing Date, will not), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company and the Guarantors make no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, with respect to the Initial Purchaser provided by the Initial Purchaser to the Company or the Guarantors specifically for inclusion therein.

                  (b) No holder of securities of the Company or the Guarantors will be entitled to have such securities registered under any registration statement required to be filed by the Company and the Guarantors pursuant to the Registration Rights Agreement other than as expressly permitted thereby.

                  (c) None of the Company, the Guarantors or any of their Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act ("Regulation D")), nor any person acting on their behalf (other than the Initial Purchaser or any of its Affiliates, as to whom the Company and the Guarantors make no representation or warranty) has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the Notes or the Note Guarantees under the Securities Act.

                  (d) None of the Company, the Guarantors, or any of their Affiliates, has directly or indirectly engaged in any form of general solicitation or general advertising (within the meaning of Regulation
         D) in connection with any offer or sale of the Notes.

                  (e) None of the Company, the Guarantors, any of their Affiliates or any person acting on their behalf (other than the Initial Purchaser or any of its Affiliates, as to whom the Company makes no representation or warranty) has, directly or indirectly, (i) taken any action designed to cause or result in, or that has constituted or that might reasonably be expected to constitute, stabilization or manipulation of the price of any security of the Company or the Guarantors to facilitate the sale or resale of the Notes; or (ii) paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company or the Guarantors (except as contemplated by this Agreement).

                  (f) The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

                  (g) None of the Company, the Guarantors, any of their Affiliates or any person acting on their behalf (other than the Initial Purchaser or any Affiliate of the Initial Purchaser, as to which no representation is made) has, directly or indirectly, engaged in any directed selling efforts (as that term is defined in Regulation S under the Securities Act ("Regulation S")) with respect to the Notes; and the Company, the Guarantors and their Affiliates and any person acting on their behalf (other than the Initial Purchaser or any Affiliate of the Initial Purchaser, as to which no representation is made) have complied with the offering restrictions requirement of Regulation S.

                  (h) It is not necessary in connection with the offer, sale and delivery of the Notes in the manner contemplated by this Agreement and the Final Memorandum to register the Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

                  (i) Each of the Company and its Subsidiaries is a corporation duly organized and existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its Subsidiaries has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted in the Final Memorandum and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which it is doing business, except where failure to be so qualified or in good standing, singly or in the aggregate, has not had and will not have a Material Adverse Effect. (As used herein, "Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, whether before or after giving effect to the Transactions or (ii) a material impairment of the ability of the Company and its Subsidiaries, taken as a whole, to perform, or the material impairment of the ability of the Trustee and the holders of the Notes (the "Holders") to enforce, any obligations under the Transaction Documents.)

                  (j) All of the outstanding shares of Capital Stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Schedule A hereto lists (i) each wholly owned Subsidiary of the Company (including each Guarantor) along with its jurisdiction of incorporation; and (ii) each other Subsidiary or Joint Venture of the Company and, in the case of each such Subsidiary or Joint Venture, the jurisdiction of incorporation, the title and amount of Capital Stock outstanding and the amount of all such Capital Stock owned by the Company expressed both in terms of the number of shares and as a percentage of all Capital Stock in such shares' class outstanding. Each Subsidiary of the Company does not and will not on the Closing Date have outstanding any (i) securities convertible or exchangeable for its Capital Stock, (ii) rights to subscribe for or to purchase any of its Capital Stock or (iii) options providing for the purchase of, agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Capital Stock. All of the Capital Stock of each wholly owned Subsidiary and the Capital Stock owned by the Company of each non-wholly owned Subsidiary and Joint Venture as shown on Schedule A is beneficially owned by the Company, directly or indirectly, free and clear of all liens other than liens granted to secure the loan contemplated by the credit agreement dated as of December 19, 1997, among Industries, as borrower, the Company and certain subsidiaries of the Company as guarantors, the lenders names therein, and the First Union National Bank of North Carolina as agent, as amended by the Amended and Restated Senior Credit Facility dated January 29, 1998 among the Company, the Guarantors and First Union National Bank (the "Senior Credit Facility").

                  (k) Each of the Company and the Guarantors has the corporate power and requisite authority to execute, deliver and carry out the terms and provisions of the Transaction Documents and has taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Documents and the Exchange Notes.

                  (l) Each of the Transaction Documents and each other document or instrument to be delivered in connection therewith has been duly authorized; each of the Transaction Documents and each other document or instrument to be delivered in connection therewith to be executed and delivered on or prior to the date hereof has been duly executed and delivered by each of the Company and the Guarantors that are a party thereto; and each of the Transaction Documents and each other document or instrument to be delivered in connection therewith to be executed and delivered on or prior to the date hereof is, and each of the Transaction Documents and each other document or instrument to be delivered in connection therewith to be executed and delivered after the Closing Date will be, upon such execution and delivery, the legal, valid and binding obligations of the Company and each of the Guarantors (to the extent a party thereto), enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally ("Bankruptcy Law") or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) ("Equity").

                  (m) The issuance, offering and sale of the Notes to the Initial Purchaser by the Company pursuant to this Agreement and the compliance by the Company and the Guarantors with the other provisions of this Agreement; the execution, delivery and performance of the Transaction Documents and each other document and instrument to be executed, delivered or performed by the Company and the Guarantors in connection with the Transactions; and the consummation of each of the transactions herein or therein contemplated and, the compliance with each of the terms and provisions hereof or thereof, do not and will not (i) violate any statute, law, ordinance, regulation, rule, order, judgment, writ, injunction or decree of any state, commonwealth, nation, territory, possession, province, county, parish, township, village, municipality or other jurisdiction (singly, "Law," and collectively, the "Laws") applicable to any of the Company and the Guarantors, the charter or bylaws of any of them or any judgment, order, writ or decree of any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency, authority or instrumentality of any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted and/or existing ("Tribunal") binding on any of them, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation of any of the Company and the Guarantors, (iii) result in or require the creation or imposition of any lien upon any of the properties or assets of any of the Company and the Guarantors (other than any liens created under the Senior Credit Facility) or (iv) require any approval of stockholders or any approval or consent of any person under any contractual obligation of any of the Company and the Guarantors except for such approvals or consents which have been obtained and disclosed in writing to the Initial Purchaser.

                  (n) No consent, approval, authorization or order of any Tribunal or other person is required in connection with the execution and delivery by the Company or the Guarantors of the Transaction Documents or any other document or instrument to be delivered in connection with the Transactions or the consummation of the transactions contemplated hereby or thereby, other than any such consent, approval, authorization or order which has been obtained and remains in full force and effect or which has been waived in writing by the Initial Purchaser or such as may be required under applicable state securities or Blue Sky laws.

                  (o) The audited financial statements (including the notes thereto) of each of the Company and the Acquired Business (as that term is defined in the Final Memorandum) included in the Final Memorandum comply as to form in all material respects with the requirements applicable to registration statements on Form S-1 under the Securities Act and fairly present in all material respects the consolidated financial position of each of the Company and the Acquired Business and the results of operations and cash flow thereof as of the dates and periods therein specified. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved. Since the date of the most recent financial statements included in the Final Memorandum, except as described therein, (i) none of the Company or any of its Subsidiaries has incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) not in the ordinary course of business which liabilities, obligations, transactions or contracts would, individually or in the aggregate, have a

         Material Adverse Effect, (ii) the Company has not purchased any of its outstanding Capital Stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its Capital Stock and (iii) there has not been any material change in the long-term indebtedness of the Company or any of its Subsidiaries. The unaudited pro forma financial statements of the Company included in the Final Memorandum comply as to form in all material respects with the requirements of the Securities Act; the pro forma adjustments have been properly applied to the historical amounts in the compilation of such pro forma statements; the assumptions described in the notes to such pro forma statements provide a reasonable basis for presenting the significant direct effects of the transactions contemplated therein; and such pro forma adjustments give appropriate effect to those adjustments, in each case, in accordance with Regulation S-X under the Securities Act ("Regulation S-X").

                  (p) Each of the Company and its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and
         (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  (q) The Company is not now, and after giving effect to the issuance of the Notes, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby, will not be (i) insolvent, (ii) left with unreasonably small capital with which to engage in its anticipated businesses or (iii) incurring debts beyond its ability to pay such debts as they become due. The Company is not in liquidation, administration or receivership nor has any petition been presented for the winding-up of the Company.

                  (r) The Company and each of its Subsidiaries has, and after consummation of the Transactions will have, good, sufficient and legal title to all their respective properties and assets, and all properties held under lease by any of them, are, and immediately after the consummation of the Transactions will be, held under valid, subsisting and enforceable leases, and none of the Company or any of its Subsidiaries and, to the knowledge of the Company, any other party thereto, is in default under any lease, except in each case for such defects or defaults that, singly or in the aggregate, would not have a Material Adverse Effect. All such properties and assets owned or leased are so owned or leased free and clear of liens other than liens permitted under clauses (i) through (xii) and (xiv) of the definition of "Permitted Liens" set forth in the Final Memorandum and liens existing on the date hereof set forth in Schedule B hereto.

                  (s) None of the Company or any of its Subsidiaries is in violation of its charter, by-laws or other organizational documents, and no default or event that but for the giving of notice or the lapse of time, or both, would constitute a default on the part of the Company or any of its Subsidiaries exists under any contractual obligation which would have a Material Adverse Effect.

                  (t) There is no litigation pending or, to the best knowledge of the Company after due investigation, threatened, by, against, or which may relate to or affect (a) any benefit plan or any fiduciary or administrator thereof, (b) the Transactions or (c) the Company or any of its Subsidiaries, which singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are no outstanding injunctions or restraining orders prohibiting consummation of any of the Transactions or any other transactions contemplated in connection therewith. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction or decree of any Tribunal, and there are no unsatisfied judgments against the Company or any of its Subsidiaries or their respective businesses or properties. None of the Company or any of its Subsidiaries has been advised that there is a reasonable likelihood of an adverse determination of any litigation which adverse determination, should it occur, would have a Material Adverse Effect.

                  (u) The proceeds from the issuance and sale of the Notes will be used solely for the purposes specified in the Final Memorandum. None of the issuance or sale of the Notes, the application of the proceeds therefrom, or the consummation of the Transactions or any of the other transactions contemplated thereby will violate Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System.

                  (v) All material tax returns, foreign and domestic, required to be filed by the Company and each of its Subsidiaries in any jurisdiction have been filed, and all material taxes for which they are directly or indirectly liable or to which any of their respective properties or assets are subject have been paid prior to the time that such taxes could give rise to a lien thereon other than taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no material proposed tax assessment against the Company or any of its Subsidiaries, and, to the best knowledge of the Company, there is no basis for such assessment, except for contested claims.

                  (w) (A) Except as set forth on Schedule C, no ERISA Events have occurred or are reasonably expected to occur which individually or in the aggregate resulted in or might reasonably be expected to result in a liability of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates which would reasonably be expected to have a Material Adverse Effect.

                           (B) In accordance with the most recent actuarial
                  valuations, the Amount of Unfunded Benefit Liabilities individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans which have a negative Amount of Unfunded Benefit Liabilities), is not an amount which would reasonably be expected to have a Material Adverse Effect.

                           (C) Neither the Company nor any of its Subsidiaries
                  has incurred or is reasonably expected to incur any liability with respect to any Foreign Plan or Foreign Plans which individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect.

                  As used herein, the following terms shall have the respective meaning ascribed to each below:

                  "Amount of Unfunded Benefit Liability" means, with respect to any Pension Plan, (i) if set forth on the most recent actuarial valuation report with respect to such Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) and (ii) otherwise, the excess of
(a) the greater of the current liability (as defined in Section 412(1)(7) of the Internal Revenue Code) or the actuarial present value of the accrued benefits with respect to such Pension Plan over (b) the market value of the assets of such Pension Plan.

                  "Employee Pension Benefit Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (i) which is, or, at any time within the five calendar years immediately preceding the date hereof, was at any time, sponsored, maintained or contributed to by the Company or its Subsidiaries or any of their respective ERISA Affiliates or (ii) with respect to which any of the Company or its Subsidiaries retains any liability, including any potential joint and several liability as a result of an affiliation with an ERISA Affiliate or a party that would be an ERISA Affiliate except for the fact the affiliation ceased more than five calendar years prior to the date hereof.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder and any successor statute, regulations and rulings.

                  "ERISA Affiliate," as applied to any person, means (i) any corporation which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; and
(iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time within the five calendar years immediately preceding the date hereof, a member.

                  "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal

Revenue Code with respect to any Pension Plan (whether or not waived) or the failure to make any required contribution within 30 days of its due date with respect to any Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041 (a) (2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates from any Multiple Employer Plan or the termination of any such Multiple Employer Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Company or any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to
Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Company or any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 406, 409 or 502(i) or (1) of ERISA in respect of any Employee Benefit Pension Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Pension Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan or Employee Pension Benefit Plan to qualify for exemption from taxation under
Section 501(a) of the Internal Revenue Code; or (x) the imposition of a lien pursuant to Section 401(a) (29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan. Notwithstanding anything to the contrary contained herein, the imposition of the lien arising under the Pension Funding Agreement shall not be deemed an ERISA Event.

                  "Foreign Plan" means any employee benefit plan maintained outside the U.S. by the Company, any of its Subsidiaries or any of their respective Affiliates for employees substantially all of whom are non-resident aliens of the U.S. and for which the Company or any of its Subsidiaries may be directly or indirectly liable.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor code or statute.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any of the Company, its Subsidiaries or any of their ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five years made or accrued an obligation to make contributions.

                  "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Company, its Subsidiaries or any of their ERISA Affiliates and at least one person other than the Company, its Subsidiaries and their ERISA Affiliates or
(ii) was so maintained and in respect of which such Company, Subsidiaries or ERISA Affiliates could have liability under Section 4064 or Section 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Pension Plan" means a Single Employer Plan or Multiple Employer Plan.

                  "PBGC" means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation's functions under ERISA.

                  "Pension Funding Agreement" means the agreement dated January 29, 1998 between the PBGC and the Company providing for additional funding by the Company to certain pension plans and the creation of a lien in favor of the PBGC on certain land and assets of the Company.

                  "Single Employer Plan" means a "single-employer plan," as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Company, any of its Subsidiaries or any of their ERISA Affiliates and no person other than the Company, any of its Subsidiaries or any of their ERISA Affiliates or (ii) was so maintained and in respect of which such Company, Subsidiaries or ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

                  (x) The Company and each of its Subsidiaries is in compliance with all Laws, except where the failure to comply, singly or in the aggregate, would not have a Material Adverse Effect.

                  (y) None of the Company or any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or other Law which regulates the incurrence by the Company or any of its Subsidiaries of indebtedness, including, but not limited to, Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

                  (z) (A) The Company and its Subsidiaries own or are licensed to use all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of the Company as currently conducted ("Intellectual Property") except where the failure to own or license the use of such Intellectual Property does not, singly or in the aggregate, have a Material Adverse Effect.

                           (B) To the Company's knowledge, no material claim has
                  been asserted by any person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property. To the Company's knowledge, the use of such Intellectual Property by the Company or any of its Subsidiaries does not infringe on the rights of any person, subject to such claims and infringements as do not, singly or in the aggregate, have a Material Adverse Effect. The consummation of the Transactions will not in any material manner or to any material extent impair the ownership of (or the license to use, as the case may be) of such intellectual property by the Company or any of its Subsidiaries.

                  (aa) Except as set forth on Schedule D, and after giving effect to the Transactions:

                           (A) the operations of each of the Company and its
                  Subsidiaries (including, without limitation, as the term is used throughout this Section 1(aa), all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws except for any such noncompliance which would not reasonably be expected to have a Material Adverse Effect;

                           (B) each of the Company and its Subsidiaries has
                  obtained all Permits under Environmental Laws necessary to their respective operations, and all such Permits are being maintained in good standing, and each of the Company and its Subsidiaries is in compliance with all material terms and conditions of such Permits except for any such failure to obtain, maintain or comply which would not reasonably be expected to have a Material Adverse Effect;

                           (C) none of the Company or its Subsidiaries has
                  received (a) any notice or claim to the effect that it is or may be liable to any person under any Environmental Law, including without limitation, any relating to any Hazardous Materials except as would not reasonably be expected to have a Material Adverse Effect or (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9604) or comparable foreign or state laws regarding any matter which could reasonably be expected to result in a Material Adverse Effect, and, to the best of the Company's knowledge, none of the Company or its Subsidiaries is involved in any investigation, response or corrective action relating to or in connection with any Hazardous Materials at any Facility or at any other location except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

                           (D) none of the Company or its Subsidiaries is
                  subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect;

                           (E) none of the Company or its Subsidiaries or any of
                  their respective Facilities or operations is subject to any outstanding written order or agreement with any governmental authority or private party relating to (a) any actual or potential violation of or liability under Environmental Laws or (b) any Environmental Claims except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

                           (F) none of the Company or its Subsidiaries has any
                  contingent liability in connection with any Release or threatened Release of any Hazardous Materials by any of the Company or its Subsidiaries except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

                           (G) to the best of the Company's knowledge, none of
                  the Company or its Subsidiaries or any predecessor of any of the Company or its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any comparable foreign or state laws;

                           (H) no Hazardous Materials exist on, under or about
                  any Facility in a manner that would reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect, and none of the Company or its Subsidiaries has filed any notice or report of a Release of any Hazardous Materials that would reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect;

                           (I) none of the Company or its Subsidiaries or, to
                  the best of the Company's knowledge, any of their respective predecessors has disposed of any Hazardous Materials in a manner that would reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect;

                           (J) to the best of the Company's knowledge, no
                  underground storage tanks or surface impoundments are on or at any Facility; and

                           (K) no lien in favor of any person relating to or in
                  connection with any Environmental Claim has been filed or has been attached to any Facility or other assets of the Company or any of its Subsidiaries except for any such lien which would not reasonably be expected to have a Material Adverse Effect.

                  Notwithstanding anything in this Section 1(aa) to the contrary, no event or condition has occurred which may interfere with present compliance by the Company or its Subsidiaries with any Environmental Law, or which may give rise to any liability under any Environmental Law, including, without limitation, any matter disclosed on Schedule D which, individually or in the aggregate, has had a Material Adverse Effect.

                  As used herein, the following terms shall have the respective meaning ascribed to each below:

                  "Environmental Claims" means any allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any person for any response or corrective action, any damage, including, without limitation, personal injury (including sickness, disease or death), property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case arising under any Environmental Law, including without limitation, relating to, resulting from or in connection with Hazardous Materials and relating to the Company, any of its Subsidiaries or any of their respective Facilities or predecessors in interest.

                  "Environmental Laws" means the common law and all statutes, ordinances, orders, rules, regulations, requirements, judgments, plans, policies or decrees relating to (i) pollution, protection, preservation, cleanup or reclamation of the environment, natural resources, human, plant or animal health or welfare, (ii) the Release or threatened Release of Hazardous Materials, (iii) manufacture, processing, treatment, handling, recycling, generation, use, storage, transportation or disposal of Hazardous Materials including, without limitation, investigation, study, assessment, testing, monitoring, containment, removal, remediation, or clean-up of any such Release, or (iv) occupational safety and health and industrial hygiene, each as in effect as of the date of determination.

                  "Facilities" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company, its Subsidiaries or any of their respective predecessors in interest.

                  "Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "infectious waste," "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any flammable substances or explosives; (iv) any radioactive materials; (v) asbestos in any form; (vi) urea formaldehyde foam insulation; (vii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (viii) pesticides; and (ix) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to human health or safety or the environment.

                  "Permits" has the meaning ascribed to it in Section 1(bb) below.

                  "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or onto or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

                  (bb) The Company and its Subsidiaries have, and immediately after the consummation of the Transactions will have, such certificates, permits, licenses, franchises, consents, approvals, authorizations and clearances ("Permits"), and are (and will be immediately after the consummation of the Transactions) in compliance in all material respects with all Laws as are necessary to own, lease or operate their respective properties and to conduct their businesses in the manner as presently conducted and to be conducted immediately after the consummation of the Transactions except where the failure to have such Permits or to comply with such Laws would not, singly or in the aggregate, have a Material Adverse Effect, and all such Permits are valid and in full force and effect and will be valid and in full force and effect immediately upon consummation of the Transactions. The Company and its Subsidiaries are, and immediately after the consummation of the Transactions will be, in compliance in all material respects with their respective obligations under such Permits and no event occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Permits except for any such revocation or termination as would not, singly or in the aggregate, have a Material Adverse Effect.

                  (cc) The Company and its Subsidiaries carry or are entitled to the benefits of insurance (including self-insurance) in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar businesses, and all such insurance is (and will be immediately after the consummation of the Transactions) in full force and effect, except where the failure to carry such insurance or be entitled to the benefits of such insurance does not, singly or in the aggregate, have a Material Adverse Effect.

                  (dd) No labor disturbance by the employees of the Company or its Subsidiaries exists or, to the best knowledge of the Company, is threatened and the Company is not aware of any existing or imminent labor disturbance by the employees of the Company's or its Subsidiaries' principal suppliers, manufacturers or customers that could, singly or in the aggregate, have a Material Adverse Effect.

                  Any certificate signed by any officer of the Company or of any of the Guarantors and delivered to the Initial Purchaser or its counsel shall be deemed to be a representation and warranty by the Company or of the Guarantor, as the case may be, to the Initial Purchaser as to the matters covered thereby.

                  2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, at a purchase price equal to 97.25% of the principal amount thereof, plus accrued interest, if any, from the Issue Date (as defined in the Indenture) to the Closing Date, $300,000,000 in principal amount of Notes.

                  3. Delivery and Payment. Delivery of and payment for the Notes shall be made at 10:00 AM, New York City time, on February 24, 1998, which date and time may be postponed by agreement between the Initial Purchaser and the Company (such date and time of delivery and payment for the Notes being herein called the "Closing Date"). Delivery of the Notes shall be made to the Initial Purchaser against payment by the Initial Purchaser of the purchase price thereof to or upon the order of the Company by intrabank transfer payable in same day funds or such other manner of payment as may be agreed by the Company and the Initial Purchaser. Delivery of the Notes shall be made at such location as the Initial Purchaser shall reasonably designate at least one Business Day in advance of the Closing Date and payment for the Notes shall be made at the office of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006. Certificates for the Notes shall be registered in such names and in such denominations as the Initial Purchaser may request not less than two full Business Days in advance of the Closing Date.

                  The Company agrees to have the Notes available for inspection, checking and packaging by the Initial Purchaser in New York, New York, not later than 1:00 PM on the Business Day prior to the Closing Date.

                  4. Offering of Notes. The Initial Purchaser represents and warrants to and agrees with the Company and the Guarantors that:

                  (a) It has not offered or sold, and will not offer or sell, any Notes except (i) within the United States to those it reasonably believes to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) ("QIBs"), (ii) to other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who provide to it and to the Company a letter in the form of Exhibit A hereto or (iii) outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. In connection with each sale pursuant to clause (i) above, the Initial Purchaser has taken or will take reasonable steps to ensure that the purchaser of such Notes is aware that such sale is being made in reliance on Rule 144A.

                  (b) Neither it nor any person acting on its behalf has made or will make offers or sales of the Notes by means of any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act).

                  (c) The Initial Purchaser is an "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act).

                  5. Agreements. The Company and its Subsidiaries agree with the Initial Purchaser that:

                  (a) The Company will furnish to the Initial Purchaser and to Cleary, Gottlieb, Steen & Hamilton ("Counsel for the Initial Purchaser"), without charge, during the period referred to in paragraph
         (c) below, as many copies of the Final Memorandum and any amendments and supplements thereto as they may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering of the Notes and will reimburse the Initial Purchaser for payment of the required PORTAL filing fee.

                  (b) The Company will not amend or supplement the Final Memorandum prior to the completion of the distribution of the Notes by the Initial Purchaser, without the prior written consent of the Initial Purchaser.

                  (c) If at any time prior to the completion of the sale of the Notes acquired by the Initial Purchaser pursuant to this Agreement (as determined by the Initial Purchaser), any event occurs as a result of which the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or if it should be necessary to amend or supplement the Final Memorandum to comply with applicable law, the Company will promptly notify the Initial Purchaser of the same and, subject to the requirements of paragraph (b) of this Section 5, will prepare and provide to the Initial Purchaser pursuant to paragraph (a) of this Section 5 an amendment or supplement that will correct such statement or omission or effect such compliance.

                  (d) The Company will arrange for the qualification of the Notes for sale by the Initial Purchaser under the laws of such jurisdictions as the Initial Purchaser may designate and will maintain such qualifications in effect so long as required for the sale of the Notes by the Initial Purchaser; provided, however, that none of the Company or the Guarantors will be required to qualify generally to do business in any jurisdiction in which any of them is not then so qualified, to file any general consent to service of process or to take any action which would subject any of them to general service of process or to taxation in any such jurisdiction where it is not then so subject. The Company will promptly advise the Initial Purchaser of the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

                  (e) The Company, whenever any of the Company and its Subsidiaries publishes or makes available to the public (by filing with any regulatory authority or securities exchange or by publishing a press release or otherwise) any information that could reasonably be expected to be material in the context of the issue of Notes under this Agreement, shall promptly notify the Initial Purchaser as to the nature of such information or event. The Company will likewise notify the Initial Purchaser of (i) any decrease in the rating of the Notes or any other debt securities of the Company or its Subsidiaries by any nationally recognized statistical rating organization (as defined in Rule 436(g)(2) under the Securities Act) or (ii) any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change, as soon as the Company becomes aware of any such decrease or notice. The Company will also deliver to the Initial Purchaser, as soon as available and without request, copies of its latest annual report and quarterly statement and any report of its auditors thereon.

                  (f) The Company will not, and will not permit any of their Affiliates to, resell any Notes that have been acquired by any of them, other than pursuant to an effective registration statement under the Securities Act.

                  (g) Except as contemplated in the Registration Rights Agreement, none of the Company, its Subsidiaries or any of their Affiliates, nor any person acting on its or their behalf (other than the Initial Purchaser or any of its Affiliates, as to whom the Company and its Subsidiaries express no opinion) will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Notes under the Securities Act.

                  (h) None of the Company, its Subsidiaries, any of their Affiliates or any person acting on its or their behalf (other than the Initial Purchaser or any of its Affiliates, as to whom the Company and its Subsidiaries express no opinion) will engage in any form of general solicitation or general advertising (within the meaning of Regulation
         D) in connection with any offer or sale of the Notes.

                  (i) So long as any of the Notes are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, if the Company ceases to be subject to the reporting requirements of Sections 13 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), it will provide to each holder of the Notes and to each prospective purchaser (as designated by such holder) of the Notes, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of the Notes.

                  (j) The Company will cooperate with the Initial Purchaser and use their best efforts to (i) permit the Notes to be designated PORTAL securities in accordance with the rules and regulations of the NASD relating to trading in the Private Offerings, Resale and Trading through Automated Linkages market ("PORTAL") and (ii) permit the Notes that are sold to QIBs to be eligible for clearance and settlement through The Depository Trust Company.

                  (k) The Company will apply the net proceeds from the sale of the Notes as set forth under "Use of Proceeds" in the Final Memorandum.

                  (l) The Company and its Subsidiaries will conduct their operations in a manner that will not subject the Company or any of its Subsidiaries to registration as an investment company under the Investment Company Act.

                  6. Conditions to the Obligations of the Initial Purchaser. The obligations of the Initial Purchaser to purchase the Notes shall be subject to the accuracy in all material respects of the representations and warranties on the part of the Company and the Guarantors contained herein at the date and time that this Agreement is executed and delivered by the parties hereto (the "Execution Time") and the Closing Date, to the accuracy of the statements of the Company and the Guarantors made in any certificates pursuant to the provisions hereof, to the performance by the Company and the Guarantors of their obligations hereunder and to the following additional conditions:

                  (a) The Company and the Guarantors shall have furnished to the Initial Purchaser the opinion of Rosenman & Colin LLP ("Counsel for the Company"), dated the Closing Date, in form and substance satisfactory to the Initial Purchaser to the effect set forth in Exhibit B hereto.

                  (b) The Initial Purchaser shall have received from Counsel for the Initial Purchaser such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Notes, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Initial Purchaser may reasonably require, and the Company and the Guarantors shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

                  (c) Each of the Company and the Guarantors shall have furnished to the Initial Purchaser a certificate dated the Closing Date, signed on behalf of each of the Company and the Guarantors by any two of its Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer and any Vice President to the effect that the signer of such certificate has carefully examined the Final Memorandum, any amendment or supplement to the Final Memorandum and this Agreement and that:

                           (i) the representations and warranties of the Company
                  and the Guarantors, contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company and the Guarantors have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

                           (ii) since the date of the most recent financial
                  statements included in the Final Memorandum, there has been no change or development or event involving a prospective change constituting a Material Adverse Effect, except as set forth in or contemplated by the Final Memorandum (exclusive of any amendment or supplement thereto).

                  (d) At the Execution Time and at the Closing Date, Ernst & Young shall have furnished to the Initial Purchaser a letter or letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Initial Purchaser, confirming that they are independent public accountants within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants (the "AICPA") and stating in effect that:

                           (i) in their opinion, the audited financial
                  statements and financial statement schedules of the Company and its Subsidiaries included or incorporated in the Final Memorandum and reported on by them comply in form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations thereunder;

                           (ii) on the basis of a reading of the unaudited
                  financial statements of the Company for the three month period ended December 27, 1997 and December 28, 1996 made available by the Company and its Subsidiaries; their limited review in accordance with the standards established by the AICPA under Statement on Auditing Standards No. 71 of the unaudited interim financial statements; carrying out certain specified procedures (but not an examination in accordance with generally accepted auditing standards) that would not necessarily reveal matters of significance with respect to the comments set forth in such letter; a reading of the minutes of the meetings of the stockholders, directors and committees of the board of directors of the Company and its Subsidiaries; and inquiries of certain officials of the Company and its Subsidiaries who have responsibility for financial and accounting matters of the Company and its Subsidiaries as to whether the unaudited financial statements referred to above comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations; as to transactions and events subsequent to September 27, 1997, nothing came to their attention that caused them to believe that:

                           (1) any material modifications should be made to the
                  unaudited financial statements of the Company described above included in the Final Memorandum, for them to be in conformity with generally accepted accounting principles, or

                           (2) the unaudited financial statements of the Company
                  described above included in the Final Memorandum do not comply in form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations thereunder.

                           (3) with respect to the period subsequent to December
                  27, 1997, there were at any specified date not more than three Business Days prior to the date of the letter, any changes in the capital stock, increases in the long-term debt or decreases in consolidated net current assets or stockholders' equity of the Company and its Subsidiaries, as compared with amounts shown on the December 27, 1997 audited balance sheet of the Company and its Subsidiaries included in the Final Memorandum, or for the period from December 28, 1997 to such specified date there were any decreases, as compared with the corresponding period in the preceding year, in net sales, operating income, income before income taxes and extraordinary items, income before extraordinary items and accounting change and net earnings, except in all instances for changes or decreases set forth in such letter, in which case the letter shall be accompanied by an explanation by the Company as to the significance thereof unless said explanation is not deemed necessary by the Initial Purchaser;

                           (iii) they have performed certain other specified
                  procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the Company and its Subsidiaries) set forth in the Final Memorandum, including without limitation the information set forth under the captions "Offering Memorandum Summary," "Summary Financial Data," "Risk Factors," "Use of Proceeds," "Unaudited Pro Forma Combined Financial Information of the Company," "Selected Historical Financial Information," "Management Discussion and Analysis of Financial Condition and Results of Operations," "Management Discussion and Analysis of Acquired Business" and "Business," in the Final Memorandum agrees with the accounting records of the Company and its Subsidiaries, excluding any questions of legal interpretation; and

                           (iv) as to pro forma financial information,

                                    (A) they have read the unaudited pro forma
                  financial information included in the Final Memorandum;

                                    (B) they have inquired of certain officials
                  of the Company and its Subsidiaries who have responsibility for financial and accounting matters as to the basis for their determination of the pro forma adjustments and whether the unaudited pro forma financial statements included in the Final Memorandum comply as to form in all material respects with the applicable accounting requirements of Rule 11-02 of Regulation S-X;

                                    (C) they have compared the historical
                  financial information included in the unaudited pro forma balance sheet and the unaudited pro forma income statement in the Final Memorandum with the historical information for the Company and the Acquired Business and found them to be in agreement;

                                    (D) they have proved the arithmetic accuracy
                  of the application of the pro forma adjustments to the financial amounts in the unaudited pro forma financial statements, and as a result of the procedures specified in
                  (A), (B), (C) and (D), nothing came to their attention that caused them to believe that the unaudited pro forma financial statements included in the Final Memorandum do not comply as to form in all material respects with the applicable accounting requirements of Rule 11-02 of Regulation S-X and that the pro forma adjustments have not been properly applied to the historical amounts in the compilation of the unaudited pro forma financial statements included in the Final Memorandum; and

                                    (E) they have performed certain other
                  specified procedures as a result of which they determined that certain pro forma information of an accounting, financial, or statistical nature set forth in the Final Memorandum, including without limitation the information set forth under the captions "Offering Memorandum Summary," "Unaudited Pro Forma Combined Financial

                  Information of the Company" and "Risk Factors" in the Final Memorandum, agrees to or can be derived from the pro forma financial statements of the Company or the analysis completed in the preparation of such pro forma financial statements, excluding any questions of legal interpretation.

                  All references in this Section 6(d) to the Final Memorandum shall be deemed to include any amendment or supplement thereto at the date of the letter or letters.

                  (e) At the Execution Time and at the Closing Date, Deloitte & Touche shall have furnished to the Initial Purchaser a letter or letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Initial Purchaser, confirming that they are independent public accountants within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants (the "AICPA") and stating in effect that:

                           (i) in their opinion, the audited financial
                  statements and financial statement schedules of the Acquired Business included or incorporated in the Final Memorandum and reported on by them comply in form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations thereunder;

                           (ii) on the basis of a reading of the unaudited
                  interim financial statements for the three and six month periods ended December 31, 1997 and December 31, 1996 made available by the Acquired Business, their limited review in accordance with the standards established by the AICPA under Statement on Auditing Standards No. 71 of the unaudited interim financial statements; carrying out certain specified procedures (but not an examination in accordance with generally accepted auditing standards) that would not necessarily reveal matters of significance with respect to the comments set forth in such letter; a reading of the minutes of the meetings of the stockholders, directors and committees of the board of directors of the Acquired Business; and made inquiries of certain officials of the Acquired Business who have responsibility for financial and accounting matters of the Acquired Business as to whether the unaudited financial statements referred to above comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations; as to transactions and events subsequent to December 31, 1997, nothing came to their attention that caused them to believe that:

                           (1) any material modifications should be made to the
                  unaudited financial statements of the Acquired Business included in the Final Memorandum, for them to be in conformity with generally accepted accounting principles;

                           (2) the unaudited financial statements of the
                  Acquired Business included in the Final Memorandum do not comply in form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations thereunder; or

                           (3) for the period from December 31, 1997 to January
                  29, 1998, there were any decreases, as compared with the corresponding period in the preceding year, in combined net current assets, combined net sales, or in combined net income, except in all instances for changes or decreases set forth in such letter, in which case the letter shall be accompanied by an explanation by the Acquired Business, as the case may be, as to the significance thereof unless said explanation is not deemed necessary by the Initial Purchaser.

                           (iii) they have performed certain other specified
                  procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the Acquired Business) set forth in the Final Memorandum, including without limitation the information set forth under the captions "Offering Memorandum Summary," "Summary Financial Data," "Risk Factors," "Use of Proceeds," "Unaudited Pro Forma Combined Financial Information of the Company," "Selected Historical Financial Information," "Management Discussion and Analysis of Financial Condition and Results of Operations," "Management Discussion and Analysis of Acquired Business" and "Business" in the Final Memorandum, agrees with the accounting records of the Acquired Business, excluding any questions of legal interpretation.

                  All references in this Section 6(e) to the Final Memorandum shall be deemed to include any amendment or supplement thereto at the date of the letter or letters.

                  (f) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Final Memorandum, there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraphs (d) and (e) of this Section 6, or
         (ii) any change, or any development involving a prospective change, in or affecting the business or properties of the Company and its Subsidiaries, the effect of which, in any case referred to in clause
         (i) or (ii) above, is, in the judgment of the Initial Purchaser, so material and adverse as to make it impractical or inadvisable to market the Notes as contemplated by the Final Memorandum.

                  (g) Subsequent to the respective dates as of which information is given in the Final Memorandum and giving effect to the Acquisition,
         (i) the Company and its Subsidiaries shall not have incurred any material liability or obligation, direct or contingent, or entered into any material transaction not in the ordinary course of business; (ii) the Company and its Subsidiaries shall not have purchased any of its outstanding Capital Stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its Capital Stock; and (iii) there shall not have been any material change in the Capital Stock of the Company and its Subsidiaries or in the short-term debt or long-term debt of the Company and its Subsidiaries, except in each case as described in or contemplated by the Final Memorandum.

                  (h) Subsequent to the Execution Time, there shall not have been any decrease in the rating of the Notes by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

                  (i) Each of the Transaction Documents (including any amendments thereto) shall have been duly authorized, executed and delivered by each of the parties thereto, and the Initial Purchaser shall have received copies of each such Transaction Document (including any amendments thereto) as so executed and delivered in the form provided to the Initial Purchaser on or before the date hereof except for changes approved by the Initial Purchaser or changes which do not materially affect the rights or obligations of the Company and the Guarantors.

                  (j) All amounts due and payable under the Senior Subordinated Credit Agreement dated as of December 19, 1997 among Industries as borrower, the Company and Service Company as guarantors, First Union Corp. as agent and the lenders named therein, as amended by Amendment No. 1, dated January 29, 1998, among Industries, the Company, Service Company, First Union Corp. as agent and the lenders named therein and by Amendment No. 2, dated January 29, 1998, among the Company, Industries, Service Company, Textiles, Swift Denim, First Union Corp. as agent and the lenders named therein (the "Senior Subordinated Credit Agreement") shall be paid on the Closing Date from the proceeds of the sale of the Notes to the Initial Purchasers.

                  (k) The Company shall have been advised by the National Association of Securities Dealers, Inc. (the "NASD") that the Notes have been designated PORTAL-eligible securities in accordance with the rules and regulations of the NASD relating to trading in the Private Offerings, Resales and Trading through Automated Linkages Market (the "PORTAL Market").

                  (l) Prior to the Closing Date, the Company and the Guarantors shall have furnished to the Initial Purchaser such further information, certificates and documents as the Initial Purchaser may reasonably request.

                  If any of the conditions specified in this Section 6 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Initial Purchaser and Counsel for the Initial Purchaser, this Agreement and all obligations of the Initial Purchaser hereunder may be canceled at the Closing Date by the Initial Purchaser. Notice of such cancellation shall be given to the Company in writing or by telephone or by telegraph confirmed in writing.

                  The documents required to be delivered by this Section 6 will be delivered at the office of Counsel for the Initial Purchaser on the Closing Date.

                  7. Reimbursement of Expenses; Fees. The Company and the Guarantors will, whether or not the sale of the Notes provided for herein is consummated, (i) pay all expenses incident to the performance of its obligations under the offering documents, including the fees and disbursements of its accountants and counsel, the cost of printing or other production and delivery of the Preliminary Memorandum, the Final Memorandum, all amendments thereof and supplements thereto, each Transaction Document and all other documents relating to the offering of the Notes, the cost of preparing, printing, packaging and delivering the Notes, the fees and disbursements, including fees of counsel incurred in compliance with Section 5(d), the fees and disbursements of the Trustee and the fees of any agency that rates the Notes, the fees and expenses, if any, incurred in connection with the admission of the Notes for trading in the PORTAL Market and (ii) reimburse the Initial Purchaser as requested for all reasonable out-of-pocket expenses (including reasonable legal fees and expenses) incurred by the Initial Purchaser in connection with the proposed purchase and resale of the Notes.

                  8. Indemnification and Contribution. (a) The Company and the Guarantors jointly and severally agree to indemnify and hold harmless the Initial Purchaser, the directors, officers, employees and agents of the Initial Purchaser and each person who controls the Initial Purchaser within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum or any information provided by the Company and the Guarantors to any Holder or prospective purchaser of Notes pursuant to Section 5(i), or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and agree to reimburse each such indemnified party, as incurred, for any legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company and the Guarantors will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company or the Guarantors by or on behalf of the Initial Purchaser specifically for inclusion therein; and, provided, further, that with respect to any untrue statement or omission of material fact made in the Preliminary Memorandum, the indemnity agreement contained in this Section 8(a) shall not inure to the benefit of the Initial Purchaser to the extent that any such losses, claims, damages or liabilities asserted against the Initial Purchaser occurs under circumstances where it shall have been determined by a court of competent jurisdiction by final and nonappealable judgment that (x) the Company had previously furnished copies of the Final Memorandum to the Initial Purchaser as required by this Agreement, (y) the untrue statement or omission of a material fact contained in the Preliminary Memorandum was corrected in the Final Memorandum and (z) there was not sent or given to such person asserting any such losses, claims, damages or liabilities, at or prior to the written confirmation of the sale of Notes to such person, a copy of the Final Memorandum.

                  (b) The Initial Purchaser agrees to indemnify and hold harmless (i) the Company, (ii) each Guarantor, (iii) each of their respective directors and officers and (iv) each person who controls the Company or any Guarantor within the meaning of either the Securities Act or the Exchange Act to the same extent as the foregoing indemnity from the Company and the Guarantors to the Initial Purchaser, but only with reference to written information relating to the Initial Purchaser furnished to the Company and the Guarantors by or on behalf of the Initial Purchaser specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which the Initial Purchaser may otherwise have. The Company and the Guarantors acknowledge that the statements set forth in the last paragraph of the cover page and under the headings "Notice to Investors" and "Plan of Distribution" in the Preliminary Memorandum and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchaser for inclusion in the Preliminary Memorandum or Final Memorandum (or in any amendment or supplement thereto).

                  (c) Promptly after receipt by an indemnified party under this
Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel (and local counsel) if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall have authorized the indemnified party to employ separate counsel at the expense of the indemnifying party; provided further, that the indemnifying party shall not be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) representing all the indemnified parties under paragraph (a) or (b) above. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

                  (d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable or insufficient to hold harmless an indemnified party for any reason, the Company and the Guarantors, on the one hand, and the Initial Purchaser, on the other, agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively "Losses") to which the Company and the Guarantors, on the one hand, and the Initial Purchaser, on the other, may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors, on the one hand, and by the Initial Purchaser, on the other, from the offering of the Notes; provided, however, that in no case shall the Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Notes purchased by the Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Guarantors, on the one hand, and the Initial Purchaser, on the other, shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Guarantors, on the one hand, and of the Initial Purchaser, on the other, in connection with the statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company and the Guarantors shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses), and benefits received by the Initial Purchaser shall be deemed to be equal to the total purchase discounts and commissions received by the Initial Purchaser from the Company in connection with the purchase of the Notes hereunder. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission relates to information provided by the Company, the Guarantors or the Initial Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Guarantors and the Initial Purchaser agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, expenses or judgments referred to in the immediately preceding paragraph shall be deemed to include any legal or other expenses incurred by such indemnified person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls the Initial Purchaser within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of the Initial Purchaser shall have the same rights to contribution as the Initial Purchaser, and each person who controls the Company or any Guarantor within the meaning of either the Securities Act or the Exchange Act and each officer, director, employee and agent of the Company or any Guarantor shall have the same rights to contribution as the Company and the Guarantors, subject in each case to the applicable terms and conditions of this paragraph (d).

                  9. Termination. This Agreement shall be subject to termination by notice given by the Initial Purchaser to the Company prior to delivery of and payment for the Notes if, after the date hereof and prior to such time, there shall have occurred a material adverse change in the condition of the financial, banking or capital markets the effect of which, in the judgment of the Initial Purchaser, makes it impractical to market the Notes or to enforce sale contracts with respect to the Notes.

                  10. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company, the Guarantors or their officers and of the Initial Purchaser set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchaser or the Company, the Guarantors or any of their officers, directors or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Notes. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

                  11. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Initial Purchaser, will be mailed, delivered or telecopied and confirmed to it at 301 South College Street, TW-10, Charlotte, NC 28288-0606, Telecopy No.: (704) 383-5097, Attention: Steve Taylor; or, if sent to the Company, will be mailed, delivered or telecopied and confirmed to them at 7736 McCloud Road, One Triad Center, Suite 300, Greensboro, NC 27409, Attention: Michael R. Harmon.

                  12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and the officers and directors and controlling persons referred to in
Section 8 hereof, and, except as expressly set forth in Section 5(i) hereof, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person, firm, corporation or other entity any legal or equitable right, remedy or claim under or in respect to this Agreement or any provisions herein contained. No purchaser of Notes from the Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

                  13. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE.

                  14. Business Day. For purposes of this Agreement, "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of Charlotte, North Carolina or of New York, New York, or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close.

                  15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

                                                                       EXHIBIT B

                  If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this Agreement and your acceptance shall represent a binding agreement among the Company, the Guarantors and the Initial Purchaser.

                                     Very truly yours,

                                     GALEY & LORD, INC.


                                     By:  /s/ Michael R. Harmon
                                          ---------------------
                                           Name: Michael R. Harmon
                                           Title:   Executive Vice-President


                                     GALEY & LORD INDUSTRIES, INC.


                                     By:  /s/ Michael R. Harmon
                                          ---------------------
                                           Name:  Michael R. Harmon
                                           Title:    Executive Vice-President


                                     G&L SERVICE COMPANY,
                                     NORTH AMERICA, INC.


                                     By:  /s/ Michael R. Harmon
                                          ---------------------
                                           Name:   Michael R. Harmon
                                           Title:     Vice-President


                                     SWIFT TEXTILES, INC.


                                     By:  /s/ Michael R. Harmon
                                          ---------------------
                                           Name:  Michael R. Harmon
                                           Title:   Executive Vice-President


                                     SWIFT DENIM SERVICES, INC.


                                     By:  /s/ Michael R. Harmon
                                          ---------------------
                                           Name:  Michael R. Harmon
                                           Title:    Executive Vice-President

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

FIRST UNION CAPITAL MARKETS
A DIVISION OF WHEAT FIRST SECURITIES, INC.


                    By: /s/ Steven J. Taylor
                    ------------------------
                    Name: Steven J. Taylor
                    Title:    Senior Director


                                      B-30